THOMPSON ATLANTA   BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS    DAYTON    NEW YORK  WASHINGTON, D.C.

HINE

December 24, 2008

Catalyst Funds 630 Fitzwatertown Road Building A, 2nd Floor Willow Grove, PA 19090

Re:  Catalyst Funds, File Nos. 333-132541 and 811-21872

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 20 to the Registration Statement, File Nos. 333-132541 and 811-21872 (the “Registration Statement”), of Catalyst Funds (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of the Catalyst Value Fund, the Listed Private Equity Plus Fund, the Catalyst OPTI-flex Fund, the America First Income Strategies Fund, the America First Prestige Fund, the SBM Strategic Income Fund, the SBM Value Fund, the High Return Income Fund, the Total Return Income Fund, the Rising Dividend Income Fund, the Eventide Gilead Fund, the Compass EMP Conservative to Moderate Fund and Compass EMP Long-Term Growth Fund (collectively, the “Funds”), if issued in accordance with the then-current Prospectuses and Statements of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 20 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

JMS/DSM